EXHIBIT 99.1

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Delta Air Lines Board of Directors names Edward H. Bastian as Newest Member

ATLANTA, Feb. 9, 2010 – Delta Air Lines’ (NYSE: DAL) board of directors named Edward H. Bastian, currently president of Delta, as its newest member.

“We are pleased to welcome Ed to the Delta board,” said Daniel A. Carp, chairman of the board for Delta Air Lines.  “Ed’s track record speaks for itself. He is a valuable member of the Delta leadership team, and we look forward to benefiting from his insight, superior management skills and broad range of expertise.”

In addition to his role as president, Bastian served as chief executive officer of the Northwest Airlines entity until the airlines merged at the end of last year.  Prior to that, he served as the chief financial officer for Delta, a role in which he led the airline through one of the largest and most successful Chapter 11 restructuring cases in U.S. history.

A 1979 graduate of St. Bonaventure University with a bachelor's degree in business administration, Bastian serves on the board of directors of Habitat for Humanity International and Woodruff Arts Center in Atlanta.

Daniel A. Carp will remain chairman of the 13 member board, continuing Delta's current governance practice of having a non-Delta executive as chairman of the board of directors.  Richard H. Anderson will continue to serve as chief executive officer and as a member of the board of directors.

Delta Air Lines, the world’s No. 1 airline, serves more than 160 million passengers each year. With its unsurpassed global network, Delta and the Delta Connection carriers offer service to 367 destinations in 66 countries on six continents. Delta employs more than 70,000 employees worldwide and operates a mainline fleet of nearly 800 aircraft. A founding member of the SkyTeam global alliance, Delta participates in the industry’s leading trans-Atlantic joint venture with Air France KLM. Including its worldwide alliance partners, Delta offers customers more than 16,000 daily flights, with hubs in Amsterdam, Atlanta, Cincinnati, Detroit, Memphis, Minneapolis-St. Paul, New York-JFK, Paris-Charles de Gaulle, Salt Lake City and Tokyo-Narita. The airline’s service includes the SkyMiles frequent flier program, the world’s largest airline loyalty program; the award-winning BusinessElite service; and more than 50 Delta Sky Clubs in airports worldwide. Customers can check in for flights, print boarding passes, check bags and review flight status at delta.com.

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